                                                                   EXHIBIT 10.11
                            [LETTERHEAD OF CALCOMP]



                                   AGREEMENT

The following agreement is hereby made between

1. CalComp Inc., 2411 West La Palma Avenue, Anaheim, California 92801 USA, represented by Mr. Gary Long, president of CalComp Inc.

2. CalComp GmbH, Hermann-Klammt-Strasse 1,41460 Neuss, Germany, represented by its sole shareholder, CalComp Inc., the latter being represented by Mr. Gary Long, president of CalComp Inc.
and

3.      Mr. Winfried Rohloff, Im Wingert 19, 40699 Erkrath, Germany.

1.0 Mr. Rohloff is the managing director ("Geschaeftsfuehrer") of CalComp GmbH and vice president, Europe, for the CalComp group. He carries out his activities on the basis of the employment contract of December
        1, 1987, together with the supplements of November 22, 1988; June
        17, 1993; and August 23, 1994.

2.0 Mr. Rohloff is hereby appointed senior vice president for Worldwide Marketing, Sales, and Service of CalComp Inc. This does not affect his activities as managing director ("Geschaeftsfuehrer") and his employment contract together with the supplements of November 22, 1988; June 17, 1993; and August 23, 1994; apart from the time restriction modifications set out under point 4.0 of this agreement.

2.1 It is agreed that Mr. Rohloff will continue to perform activities on behalf and to the benefit of the German GmbH. Mr. Rohloff will therefore also spend, to a certain extent, working days with CalComp GmbH in Neuss. Therefore, the appropriate split between CalComp GmbH and CalComp Inc. of the remuneration payments to Mr. Rohloff has to be determined. Insofar as the remuneration relates to CalComp GmbH and is paid by CalComp GmbH, social security charges and wage taxes have to be withheld.

2.2 CalComp GmbH shall continue to provide all other benefits and fulfill all other obligations to which Mr. Rohloff is entitled in accordance with the employment contract.

3.0 Along with the above mentioned appointment, the remuneration of Mr. Rohloff per Section 3 of the employment contract from December 1, 1987, will be increased to DM 372,484 for the annual base salary and to 40 percent of the annual base salary for the targeted Management Incentive Compensation Plan award. For 1996, Mr. Rohloff will receive a bonus payout of DM 146,014 (MICP and bonus).


Agreement:big                    Page 1 of 2                     June 25, 1996

4.0 Mr. Rohloff shall perform his activities for the CalComp group between July 8, 1996, and June 30, 1997, primarily from Anaheim, California USA. Upon completion of this temporary assignment period, with management concurrence, Mr. Rohloff may choose to operate as senior vice president for Worldwide Marketing, Sales, and Service from the CalComp office in Neuss.

5.0 The guidelines for Mr. Rohloff's temporary assignment will be Lockheed Martin Corporate Policy Statement 539. Exceptions from that will be approved by Mr. Long.

6.0 Tax assistance will be provided to Mr. Rohloff through CalComp's agent, presently Ernst & Young, under the provisions covered by the Lockheed Martin policy as follows:
          - Preassignment Consultation
          - Tax Preparation
          - Tax Protection


Anaheim:  6-25-96                          Neuss:  6-25-96
        ----------------                         -------------------
        (date)                                   (date)

        /s/ Gary Long                            /s/ Gary Long
        -----------------------------            ------------------------------
        Gary Long for CalComp Inc.               Gary Long for CalComp GmbH



Erkrath:  6-25-96
        ------------------
        (date)


        /s/ Winfried Rohloff
        -------------------------
        Winfried Rohloff

Agreement:bjg                    Page 2 of 2                     June 25, 1996

                                 [LETTERHEAD OF CALCOMP INC.]




June 25, 1996


Mr. Winfried Rohloff
Im Wingert 19
10699 Erkrath
GERMANY

Dear Mr. Rohloff:

RE:     YOUR TEMPORARY ASSIGNMENT TO CALCOMP INC., ANAHEIM, CALIFORNIA USA

This letter confirms our discussion relative to the terms and conditions of your assignment based on the following guidelines of Lockheed Martin Corporate Policy Statement No. CPS-539 which states: "Lockheed Martin will compensate employees for extraordinary and additional expenses incurred in preparation for, while on, or in returning from a nondomestic assignment. It is the intent of this CPS to provide guidelines and maximum reimbursement levels for certain reasonable and necessary expenses in a manner that will minimize the financial impact of out-of-pocket expenses while an employee is on such as assignment." This policy has been applied as follows:

SPOUSE: CalComp Inc. will reimburse the costs of travel, lodging, and other expense of your spouse associated with accompanying you or the cost of transportation and other expenses associated with visitations by your spouse. (Six round trips of business class travel not to exceed $5,000 each trip.)

FOREIGN SERVICE PREMIUM (FSP): You will be provided a 10 percent FSP during the temporary assignment. This premium is intended to compensate you for leaving familiar working and living conditions. The FSP will be calculated on your base pay at the time of the assignment and will be adjusted each time the base salary changes.

TRAVEL AND RELATED EXPENSES: For traveling to and from the temporary assignment, you will be reimbursed reasonable and actual food, lodging, and travel expenses from point of origin to the host location and return.

FOOD AND LODGING: For the duration of the temporary assignment, CalComp will pay your lodging (not to exceed $2,000 a month), a per diem amount $38 a day to you to cover food and other expenses, and a per diem amount of $25 a day for your wife when she is visiting to cover food and other expenses.

VEHICLE: CalComp Inc. will provide a leased vehicle for you at the host location (not to exceed $1,000 a month). You will be reimbursed for expenses associated with the use of the vehicle.

Mr. Winfried Rohloff               Page 2 of 2                   June 25, 1996


HOME COUNTRY HOUSING: You will be reimbursed for reasonable actual fees for supervision of premises, nominal grounds maintenance, and increased insurance premiums to the extent incremental to current costs.

RESIDENCE LOCATION FEES: CalComp will provide assistance in locating a temporary residence with our approved vendor and pay related fees and reasonable deposits.

PERSONAL EFFECTS: You will be reimbursed for the transportation of up to 1,500 pounds of personal effects to and from your nondomestic location via air freight or surface transportation, as appropriate.

INOCULATIONS/PASSPORT: You will be reimbursed for all expenses involved in securing required physical examinations, necessary inoculations, passports, visas, and other pertinent documents for you and your spouse.

MEDICAL EXPENSE REIMBURSEMENT: You will be reimbursed for medical, hospital, and dental charges incurred by you and your spouse in excess of the charges you would normally have incurred for similar treatment in your home country. There will be no duplicate coverage of benefits provided.

EMERGENCY LEAVE AND MEDICAL REPATRIATION: CalComp Inc. will establish reasonable practices regarding personal emergency situations and procedures for medical repatriation. In the event of your death, all reasonable transportation expenses to the point of origin will be paid by CalComp Inc.

PAYMENT PROCEDURES:  During the assignment, 27 percent of your base salary will be paid to you by CalComp GmbH in German DM. 73 percent of your base salary, total MICP, bonus, FSP, all expense reimbursements, as well as expenses and allowances as per (S) 4 point #1 of the employment contract of December
1, 1987, will be paid to you by CalComp Inc. in U.S. dollars. Pay periods end every-other Friday. We will use the DM currency exchange rate from the Wall
                                                                        ----
Street Journal for the day immediately preceding the submission of payroll for
--------------
processing.

GENERAL: If you voluntarily terminate employment or are terminated for cause while on the temporary assignment, all allowances related to the temporary assignment will cease on the date of termination. Reimbursement will be paid for reasonable and actual travel and related expenses incurred in returning you and your spouse to the point of origin, not to exceed cost of being transferred to Anaheim.

Sincerely,


/s/ Gary R. Long
Gary R. Long
President
CalComp Inc.                        Accepted:  /s/ Winfried Rohloff  6-25-96
                                               ____________________  _______
                                               Winfried Rohloff       (date)